MEMORANDUM OF UNDERSTANDING

between

SINO FIBRE COMMUNICATIONS, INC.

and

BARTERXCHANGE (S) PTE LTD

2262566.2

[To be reviewed by Sino Fibre's Chinese legal counsel.]

MEMORANDUM OF UNDERSTANDING

THIS MEMORANDUM OF UNDERSTANDING ("MOU") is made on May 6th, 2008

BETWEEN:

(1) **Sino Fibre Communications, Inc.**, a Nevada corporation quoted on the OTCBB under the symbol "SFBE" with its principal office located at The Chrysler Building, 26th Floor, 405 Lexington Ave, New York, NY 10174, U.S.A. (hereinafter referred to as "**Sino Fibre**"); and

(2) **BarterXchange (S) Pte Ltd.**, a Singapore registered corporation with its principal office located No. 8, Robinson Road, #16-00, ASO Building, Singapore (hereinafter referred to as "**BXS**")

WHEREAS:

(A) Sino Fibre holds 85% of the equity interest in a Chinese joint venture company (the "**Joint Venture**") formed with China Association of Small and Medium Enterprises ("**CAMSE"**), an organization under the China Reform and Development Commission ("**CRDC"**), to implement a Chinese government approved China barter trade and business-to-business platform in China to handle barter exchange business among the 4.5 million small & medium size members that CAMSE will arrange to be members of the Joint venture; and international barter traders;

(B) BarterXchange (S) Pte Ltd is a Singapore based barter exchange with international barter trading experience and has its network and operations in Singapore and the Asia-Pacific and is expanding to other regions in the world;

IT IS HEREBY AGREED AS FOLLOWS:

1. Joint Venture

Subject to obtaining the requisite Chinese government approvals. BXS will contribute to the Joint Venture US$6 million consisting of cash and services including education, training, system and rules and regulation for domestic barter trade standards. In exchange for this contribution BXS will receive 15% of the Joint Venture. Sino Fibre will hold 70%, CAMSE will hold 15% and BXS will hold 15% of the Joint Venture.

BXS will be considered the collaborate party for international barter trade.

2. Due Diligence

2.1 Sino Fibre agrees to permit, and to use its best efforts to allow, BXS to review the business, assets and operations of the Joint Venture, including the Joint Venture feasibility and business plan, the intended government assistance and support from

CRDC, the investment proposal and financial forecasting for the Joint Venture and such information as BXS may reasonably request.

2.2 BXS agrees to permit, and to use its best efforts to allow, Sino Fibre to review the business, assets and operations of BXS and such information as Sino Fibre may reasonably request. For due diligence purposes, BXS agrees to provide to Sino Fibre complete information and a demonstration of its barter trade system, of its trading and clients network and such other information and demonstration of its proposed contribution to the Joint Venture.

2.3 Sino Fibre and BXS agree to use their best efforts to conclude their respective due diligence. This agreement is bidding for a period of 60 days and can be extended by the agreement of all parties.

3. Definitive Agreement

Sino Fibre and BXS agree to diligently and in good faith negotiate a definitive equity transfer agreement (the "**Definitive Agreement**") that will effect the transaction contemplated by this MOU. The Definitive Agreement will incorporate the principal terms of the transaction contemplated herein and contain customary provisions typical for transactions of this type, and when executed by all parties, will supersede the terms of this MOU. The parties agree to use their best efforts to execute a Definitive Agreement on or before July 5, 2008, or such other date as agreed to by the parties.

4. Consents and Approvals

4.1 Sino Fibre and BXS will use their best efforts to obtain the necessary board approvals for the transactions contemplated by this MOU prior to the execution of the Definitive Agreement.

4.2 The parties will use their best efforts to obtain all necessary regulatory approvals and any necessary shareholder approvals prior to the closing of the transaction contemplated by this MOU and to co-operate in providing any documentation necessary to effect the transaction contemplated by this MOU.

5. Termination

Sino Fibre and BXS agree that if the Definitive Agreement is not executed by them on or before July 5, 2008, or such other date as agreed to by the parties, the parties may terminate this MOU.

6. Confidentiality

6.1 The parties acknowledge that each will be providing to the other information that is non-public, confidential, and proprietary in nature (the "**Confidential Information**"). Each of Sino Fibre and BXS (and their respective directors, officers, affiliates, representatives, agents and employees) will keep such information confidential and will not, except as otherwise provided below, disclose such information or use such information for any

purpose other than for the evaluation and consummation of the transaction contemplated by this MOU. The foregoing will not apply to information that:

(a) becomes generally available to the public absent any breach of the foregoing;

(b) was available on a non-confidential basis to a party prior to its disclosure pursuant to this MOU; or

(c) becomes available on a non-confidential basis from a third party who is not bound to keep such information confidential.

6.2 Each of Sino Fibre and BSX agrees that it will not make any public disclosure of the existence of this MOU or of any of its terms without first advising the other party and obtaining the written consent of such other party to the proposed disclosure, unless such disclosure is required by applicable law or regulation, in which event the party contemplating disclosure will inform the other party of and obtain its consent to the form and content of such disclosure, which consent will not be unreasonably withheld or delayed.

6.3 Each of Sino Fibre and BSX agrees that immediately upon any discontinuance of activities by either party that result in the transaction contemplated by this MOU not being consummated, each party will return to the other all confidential information

7. Intellectual Property

7.1 Neither party assigns any of its intellectual property rights to the other under this MOU. Any intellectual property rights in any software or content developed or provided by a party remains the sole property of that party. Both parties agree that they will not use the other party's trade marks, service marks, trade names or logos in any manner whatsoever without the prior written consent of the other party.

7.2 Both parties agree and declare that any intellectual property rights arising out of the use of the Confidential Information or any existing intellectual property of the disclosing party whether by the disclosing party or by the recipient, the same shall be the absolute property of the disclosing party and the recipient shall execute such required documentation and to do such act as reasonably required by the disclosing party to give effect to this proprietary right of the disclosing party.

8. Publicity

Upon the execution of this MOU, Sino Fibre will issue a press release regarding this MOU and the transaction contemplated herein. Thereafter, neither Sino Fibre nor BXS shall make announcements regarding the transaction contemplated by this MOU that has not been previously reviewed and commented on by the other, except that Sino Fibre may issue a press release or make a filing with a regulatory authority if its counsel advises that such press release or filing is necessary in order to comply with applicable law or the rules and policies of any securities regulatory authority having jurisdiction over it, in

which case it will first make a reasonable effort to obtain the approval of BXS, acting reasonably.

9. Expenses

Each of Sino Fibre and BXS will bear their own respective costs and expenses associated with this MOU and the transaction contemplated herein.

10. Assignment

Neither party shall assign this MOU agreement or any interest herein, nor delegate any obligation hereunder without the prior written consent of the other party.

11. Limitation of Liability

In no event shall either party be liable to the other for indirect, consequential, incidental, special or punitive damages, or for loss of use, lost profits or loss of goodwill, whether arising under theories of contract, tort (including negligence) or otherwise as a result of this MOU or the transaction contemplated herein.

12. Waiver

The waiver of any term or condition contained in this MOU by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition contained in this MOU.

13. Binding Effect

Except for Section 6 (Confidentiality), Section 9 (Expenses), Section 11 (Limitation of Liability) and Section 15 (Governing Law) that are intended to create binding obligations, it is understood that no legal obligation or liability shall be created by this MOU as against Sino Fibre and BXS.

14. Entire Agreement

This MOU contains all of the terms and conditions agreed upon by the parties relating to the agreement and supersedes any and all prior and contemporaneous agreements, negotiations, correspondence, understanding and communications of the parties, whether oral or written, respecting the subject matter hereof.

[To be reviewed by Sino Fibre's Chinese legal counsel.]

15. Governing Law

The binding obligations of this MOU is and will be deemed to be made in China, for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in China.

IN WITNESS WHEREOF this MOU has been executed by the parties as of the date and year first above written.

SINO FIBRE COMMUNICATIONS, INC

Signed: Daniel Mckinney
Name:
Title: CEO

BARTERXCHANGE (S) PTE LTD

Signed:
Name: Chiang See Poh
Title: Corporate Office.